EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

                         VALLEY FORGE SCIENTIFIC REPORTS
                   FIRST QUARTER FISCAL 2004 OPERATING RESULTS

OAKS, Pa., February 11, 2004 -- Valley Forge Scientific Corp. (NASDAQ: VLFG;
BSE: VLF), a leading developer of bipolar electrosurgical systems, today announced operating results for the first quarter of fiscal 2004 ended December 31, 2003.

     Sales for the quarter of $1,199,469 were 18% greater than sales of $1,019,942 for the first quarter of fiscal 2003. Net income for the quarter of $72,979, or $.01 per basic and diluted share, was 82% greater than net income of $40,139, or $.01 per basic and diluted share, for the first quarter of fiscal 2003.

     Sales for the quarter reflect an increase in sales volume of our Bident(R) Bipolar Tissue Management System to $170,049, or 14% of our sales, from no sales in the comparable period in fiscal 2003. Sales of our neurosurgical products to Codman & Shurtleff, Inc. during the quarter were approximately constant with sales volume for the first quarter of 2003.

     For the quarter, cost of sales was $555,304, or 46% of sales, as compared to $529,272, or 52% of sales, for the first quarter of fiscal 2003. Gross margin was 54% for the quarter as compared to 48% for the first quarter of fiscal 2003. The difference in gross margin is attributable to an increase in direct sales of our dental products, changes in product mix and increased sales levels.

     Selling, general and administrative expenses increased to $398,337, or 33% of sales, as compared to $330,618, or 32% of sales, for the first quarter of fiscal 2003. Selling, general and administrative expenses reflect increased selling and marketing expenses incurred in connection with implementing the sales and marketing efforts for the Bident(R) Bipolar Tissue Management System.

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     Research and development expenses were $113,895, or 10% of sales, for the quarter as compared to $89,338, or 9% of sales, for the first quarter of the 2003 fiscal year. The increase was primarily related to the development of our next generation neurosurgical generator and instrumentation.

     "In the first quarter of fiscal 2004, we saw a greater contribution from the sales of our dental products as leads we received during fiscal 2003 began to turn into sales. We are continuing the training of the largest dental distributors of our dental products on the uses of the Bident(R) Bipolar Tissue Management System and are providing marketing support to the distributors through print advertisements, active participation in tradeshows and informational CD-ROMs. We expect sales of our dental products in fiscal 2004 to be at greater levels than reported in fiscal 2003, however, sales may fluctuate from quarter-to-quarter based on the timing of orders we receive from distributors and direct sales," said Jerry Malis, President and CEO of Valley Forge Scientific Corp.

     "During the quarter, we began production of a new irrigation unit for neurosurgery, and we feel that sales volume of our neurosurgery products should increase in fiscal 2004 and beyond as we complete the next generation of neurosurgical generator and disposable instrumentation. We expect to have these products ready for introduction into the market in the first six months of calendar 2004."

     Management of Valley Forge Scientific will discuss the first quarter of the 2004 fiscal year and financial results on Wednesday, February 11, 2004 in a conference call scheduled for 10:30 a.m. ET. Those who wish to participate in the conference call may do so by calling (877) 356-9134 approximately 10 minutes prior to the start time and providing confirmation code 5349042 to the conference operator. For callers outside the United States, the number is (706) 643-3775. An audiotape replay will be available by telephone at (800) 642-1687, confirmation code 5349042, approximately two hours following the conclusion of the call through Wednesday, February 25, 2004. International callers can access this replay at (706) 645-9291.

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     Valley Forge Scientific has established itself as a leading developer and manufacturer of bipolar electrosurgical systems and related instrumentation. Based on its DualWave(TM) technology, these systems provide surgeons with the ability to safely cut and coagulate tissue in the most critical areas of the brain and spinal cord. Based on technology developed in conjunction with Leonard
I. Malis, MD, Professor and Chairman Emeritus of the Mount Sinai School of Medicine Department of Neurosurgery, our bipolar electrosurgery systems are considered to be the gold standard worldwide for use in the central nervous system. For more information on DualWave(TM) technology, our bipolar electrosurgery systems, or other Valley Forge Scientific products, please visit our Web site at http://www.vlfg.com.

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VALLEY FORGE SCIENTIFIC CORP.

     Financial Highlights
     Unaudited
                                                        For the Three
                                                         Months Ended
                                                  -------------------------
                                                   12/31/03       12/31/02
                                                  ----------     ----------

     Net Sales                                    $1,199,469     $1,019,942
     Gross Profit                                 $  644,165     $  490,670
     Selling, general and                         $  398,337     $  330,618
     administrative expenses
     Research and development expenses            $  113,895     $   89,338
     Operating Income                             $  121,858     $   60,639
     Provision for Income Taxes                   $   54,548     $   29,489
     Net Income                                   $   72,979     $   40,139

     Basic income per share                       $     0.01     $     0.01
     Diluted income per share                     $     0.01     $     0.01

     Common shares outstanding:
     Basic                                         7,913,712      8,013,875
     Diluted                                       7,965,977      8,043,858

Forward-Looking Statements

Statements in this press release regarding our expectations for product in the final stages of research and development, acceptance of our products in the marketplace, new products and alliances, and any other statements in this press release that refer to Valley Forge Scientific's estimated or anticipated future results are forward-looking statements. All forward-looking statements in this press release reflect Valley Forge Scientific's current analysis of existing trends and information and represent Valley Forge Scientific's judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting Valley Forge Scientific's business, including but not limited to competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; the market penetration by third parties who distribute and sell Valley Forge Scientific's products; Valley Forge Scientific's ability to maintain a sufficient supply of products; product liability claims; and the uncertainties associated with intellectual property protection for these products. In addition, matters generally affecting the domestic and global economy can affect Valley Forge Scientific's results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Valley Forge Scientific disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by Valley Forge Scientific and Valley Forge Scientific's public periodic filings with the Securities and Exchange Commission, including Valley Forge Scientific's Form 10-K for the year ended September 30, 2003.